                                                                       Exhibit 2
                                                                       ---------

                             Joint Filing Agreement
                             ----------------------

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agreed to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the class A common stock, par value $.01 per share, of Colony RIH Holdings, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.


Date: February 1, 2002                   COLONY RIH VOTECO, LLC

                                         By:    /s/ Thomas J. Barrack, Jr.
                                                --------------------------
                                         Name:  Thomas J. Barrack, Jr.
                                         Title: Member


                                         /s/ Thomas J. Barrack, Jr.
                                         -------------------------------
                                         Thomas J. Barrack, Jr.